Exhibit 99.2

AGREEMENT AND PLAN OF MERGER

DATED AS OF NOVEMBER 26, 2003

among

KINGPIN HOLDINGS, LLC,

KINGPIN MERGER SUB, INC.

and

AMF BOWLING WORLDWIDE, INC.

-ii-

-iii-

Defined Terms

The following contains a list of defined terms used in this Agreement:

Term	Section
Acquisition Proposal	8.15(a)
Affiliate	8.15(c)
Agreement	Preamble
Appraisal Shares	1.8(f)
Bankruptcy Court	8.15(d)
Benefit Plans	8.15(e)
Blue Sky Laws	3.1(d)
Board of Directors	8.15(f)
Books and Records	8.15(g)
Business Day	8.15(h)
Certificate	1.8(b)
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
Code	8.15(j)
Commitment Letters	3.2(f)(i)
Company	Preamble
Company Board Approval	3.1(g)
Company Common Stock	Recitals
Company Disclosure Schedule	3.1
Company Financial Advisor	3.1(s)
Company Material Contracts	3.1(l)
Company SEC Reports	3.1(f)
Company Stock Options	3.1(c)
Company Stockholders Meeting	5.1(b)
Company Termination Fee	7.1(f)
Confidentiality Agreement	5.2(c)
Covered Persons	5.7(c)
Credit Agreement	8.15(i)
dollars, $	8.15(l)
EC Merger Regulation	8.15(m)
DGCL	Recitals
Effective Time	1.3
Environmental Laws	8.15(n)
ERISA	3.1(n)
Exchange Act	3.1(d)
Exchange Agent	2.1(i)
Exchange Fund	2.1(ii)
Expenses	5.6
Financing	3.2(h)
GAAP	3.1(f)

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Governmental Authority	3.1(d)(iii)
HSR Act	3.1(d)(iii)
Indemnified Parties	5.7(a)
Intellectual Property	8.15(o)
Knowledge of the Company	8.15(p)
Knowledge of Parent	8.15(q)
Leased Real Property	3.1(j)
Licenses and Permits	8.15(u)
Liens	3.1(c)(ii)
Material Adverse Effect	8.15(v)
Materials of Environmental Concern	8.15(w)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
Owned Real Property	3.1(j)
Parent	Preamble
the other party	8.15(y)
Permitted Liens	8.15(z)
Person	8.15(aa)
Plan	8.15(bb)
Proceeding	8.15(cc)
Proxy Statement	5.1(a)
Release	8.15(ee)
Required Company Vote	3.1(h)
SEC	3.1(f)
Section 262	1.8(f)
Securities Act	3.1(f)
Series A Warrant Agreement	8.15(ff)
Subsidiary	8.15(gg)
Superior Proposal	8.15(hh)
Surviving Corporation	1.1
Target Date	1.8(a)
Tax Return	3.1(m)
Taxes	3.1(m)
Termination Date	7.1(b)
Transfer Agent	2.2(ii)
Uncertificated Shares	2.2(ii)
Unissued Equityholder	1.8(e)(ii)
Unissued Equityholders Fund	2.1(iii)
Violation	3.1(d)(ii)
Warrants	3.1(c)(i)

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 26, 2003 (this “Agreement”), among Kingpin Holdings, LLC, a Delaware limited liability company (“Parent”), Kingpin Merger Sub, Inc. a Delaware corporation and a direct wholly-owned subsidiary of Parent, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and AMF Bowling Worldwide, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders, and consistent with and in furtherance of their respective business strategies and goals, for Parent to acquire all of the outstanding shares of the Company through the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each adopted this Agreement providing for the Merger;

WHEREAS, pursuant to the Merger, each outstanding share of common stock, par value $.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3), other than shares owned or held directly or indirectly by Parent, Merger Sub or their respective Subsidiaries or the Company or its Subsidiaries and other than Appraisal Shares (as defined in Section 1.8(f)), will be converted into the right to receive $25.00, as may be adjusted pursuant to Section 1.8(a) (the “Merger Consideration”);

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

1.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (New York City time) on the second Business Day after the satisfaction or waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the “Closing Date”), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, 10017, unless another place is agreed to in writing by the parties hereto.

1.3 Effective Time. As part of the Closing, the parties hereto shall (A) file a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (B) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as Parent and the Company shall agree and be specified in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5 Certificate of Incorporation. The Amended and Restated Certificate of Incorporation of the Company as in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and under applicable law.

1.6 By-Laws. The Amended and Restated By-laws of the Company as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein and under applicable law.

1.7 Officers and Directors of Surviving Corporation. The officers of the Company as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified. The directors of Merger Sub as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified. The Company shall use its reasonable best efforts to obtain and deliver to Parent and Merger Sub the valid resignation, effective as of immediately prior to the Effective Time, of each director of the Company specified by Parent in writing.

1.8 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Except as otherwise provided herein, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.8(c) and any Appraisal Shares) shall be converted into the right to receive the Merger Consideration in cash, payable to the holder thereof, without interest, in the manner provided in Section 2.2; provided that, for all purposes of the Agreement, including the conversion of Company Common Stock pursuant to this Section 1.8(a), in the event the Effective Time shall not have occurred on or prior to the later of (i) March 1, 2004 and (ii) the date that is thirty days after the delivery to the Parent of unaudited condensed consolidated balance sheet, statement of income, retained earnings and cash flows, in each case of the Company as of and for the period ending December 28, 2003, as applicable, prepared in accordance with GAAP (as defined in Section 3.1(f)(i)) and reviewed by the Company’s independent auditors, together with a schedule reviewed by the Company’s independent auditors showing net positive adjustments to EBITDA (as defined in the Commitment Letters) of the Company and its Subsidiaries aggregating not less than $3.3 million calculated in accordance with clauses (1) through (5) of paragraph (G) of Exhibit A to the Commitment Letters, (the “Target Date”) the Merger Consideration shall be increased for each calendar day thereafter, up to and including the day which is one day prior to the Closing Date, by an amount equal to $0.01 per share, except to the extent that any delay in the Effective Time beyond the Target Date was caused by a material breach of this Agreement by the Company or by exercise of the Company’s cure rights under Section 7.1(g); provided further that if the satisfaction of paragraph (G) of Exhibit A to the Commitment Letters shall have been waived by the Lead Arrangers (as defined in the Commitment Letters) and the condition set forth in Section 6.2(c)(iv) shall have been satisfied, the Merger Consideration shall be increased pursuant to the immediately preceding proviso without regard to the satisfaction of the EBITDA requirements described therein.

(b) Cancellation of Company Common Stock. As of the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled as provided in Section 1.8(c) and any Appraisal Shares) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (a “Certificate”) shall, to the extent such Certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate in accordance with Article II.

(c) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned or held, directly or indirectly, by the Company or its Subsidiaries or

Parent, Merger Sub or their respective Subsidiaries, in each case immediately prior to the Effective Time, shall be canceled and retired without any conversion thereof and no payment of cash or any other distribution shall be made with respect thereto.

(d) Common Stock of Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

(e) Treatment of Outstanding Company Stock Options and Unissued Company Common Stock and Warrants.

(i) As of the Effective Time, each outstanding and unexercised Company Stock Option (as defined in Section 3.1(c)) shall be canceled, and, in consideration for the cancellation of the vested portion, if any, of any such Company Stock Option, the holder of such Company Stock Option shall be entitled to receive, and the Company or the Surviving Corporation, as applicable, shall be required to pay, at the Effective Time or as soon as practicable thereafter (but in no event later than 10 days after the Effective Time) an amount in cash equal to the product of (x) the number of shares of Company Common Stock previously subject to the vested portion of such Company Stock Option and (y) the excess, if any, of the Merger Consideration over the exercise price per share previously subject to such Company Stock Option, less any required withholding taxes.

(ii) As of the Effective Time, all rights of any holder of an Allowed Unsecured Claim (Class 4) or an Allowed Tort Claim (Class 5) (each as defined in the Plan) to receive Company Common Stock and Warrants under the Plan shall be canceled, and any holder of any such rights (an “Unissued Equityholder”) shall be entitled to receive from the Exchange Agent (as defined in Section 2.1(i)) at the time such holder would have been entitled to receive any Class 4 Distribution or Class 5 Distribution (each as defined in the Plan), as the case may be, in consideration for such cancellation an amount in cash equal to: (A) in the case of any Unissued Equityholder who held a right to receive Company Common Stock, the Merger Consideration in respect of each share of Company Common Stock previously eligible to be received pursuant to such rights and (B) in the case of any Unissued Equityholder who held a right to receive Warrants, the product of (x) the number of shares of Company Common Stock which would have been issuable upon the exercise of such Unissued Equityholder’s Warrants had such Warrants been issued prior to the Effective Time and (y) the excess, if any, of the Merger Consideration over the exercise price per share of such Unissued Equityholder’s Warrants had such Warrants been issued prior to the Effective Time.

(f) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in this Section 1.8, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of

Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and each such Appraisal Share shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in this Section 1.8. The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

1.9 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II

EXCHANGE AND PAYMENT

2.1 Exchange Agent; Payment Funds. (i) Prior to the Effective Time, Parent shall appoint a bank or trust company as may be approved by the Company (which approval shall not be unreasonably withheld) as exchange and paying agent (the “Exchange Agent”) for the exchange and payment of the Merger Consideration and payment and distribution of the Unissued Equityholders Fund (as defined below).

(ii) At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, an amount in cash sufficient to make all payments pursuant to Section 2.2. Any cash deposited with the Exchange Agent in trust for the benefit of holders of shares of Company Common Stock shall hereinafter be referred to as the “Exchange Fund.”

(iii) At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of Unissued Equityholders, an amount in cash sufficient to make all payments pursuant to Section 2.9. Any cash deposited with the Exchange Agent in trust for the benefit of Unissued Equityholders shall hereinafter be referred to as the “Unissued Equityholders Fund.”

2.2 Exchange Procedures. (i) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder of a Certificate immediately prior to the Effective Time (A) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent and the Company may reasonably agree and (B) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate and such Certificate shall then be canceled. No interest will be paid or will accrue for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made with respect to such Company Common Stock to such a transferee if the Certificate formerly representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(ii) Promptly after the Effective Time, the Exchange Agent also shall mail a letter of transmittal to each record holder of uncertificated shares held in book-entry form, as evidenced on the records of the Company’s transfer agent, Mellon Investor Services LLC (the “Transfer Agent”), as of the Effective Time (“Uncertificated Shares”), and which letter shall be in customary form and have such other provisions as Parent and the Company may reasonably agree. Any Uncertificated Shares (other than shares canceled pursuant to Section 1.8(c) and any Appraisal Shares) shall be deemed surrendered to the Exchange Agent at the Effective Time. Upon delivery of a duly executed and completed letter of transmittal, each record holder of Uncertificated Shares shall be entitled to receive in exchange therefor the Merger Consideration for each such Uncertificated Share, without any other action on the part of such holder.

2.3 No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

2.4 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for one year after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2.

2.5 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

2.7 Stock Transfer Books. At the close of business, New York City time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be exchanged for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

2.8 Withholding. (i) The Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Stock Options or Warrants, or any Unissued Equityholder, such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been received by the holder of Company Common Stock in respect of which such deduction or withholding was made by the Exchange Agent.

(ii) The Exchange Agent shall deduct and withhold as required under Code §1445 (and any corresponding provision of state or local law) from the Merger Consideration payable to any holder of Common Stock, Company Stock Options or Warrants, or any Unissued Equityholder unless (i) the Company or such holder or Unissued Equityholder delivers to Parent on or prior to the Closing an affidavit issued by the Company dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §§897 and 1445, stating that Company is not and has not been a “United States Real Property Holding Corporation” within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii) or (ii) such holder or Unissued Equityholder delivers to Parent on or prior to the Closing a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that such holder is not a “foreign person” as defined under such Treasury Regulations.

2.9 Unissued Equityholders Fund. (i) Promptly after the Effective Time and as and when provided for in the Plan and any orders of the Bankruptcy Court, Parent shall cause the Exchange Agent to make the payments to the Unissued Equityholders pursuant to Section 1.8(e)(ii) of this Agreement, this Section 2.9 and Section 6.10 of the Plan. All payments to the Unissued Equityholders under this Agreement shall be made by the Exchange Agent at the address of each such Unissued Equityholder set forth in the Schedules (as defined in the Plan) of the Plan filed with the Bankruptcy Court, or on the books and records of the Company, unless the Company has been notified, in advance, in writing of a change in address. No interest will be paid or will accrue for the benefit of Unissued Equityholders on the amounts payable under the Agreement.

(ii) Any portion of the Unissued Equityholders Fund which remains undistributed to the Unissued Equityholders on the date which is one year after the date that such Unissued Equityholder’s claim is Allowed (as defined under the Plan) shall be delivered to the Surviving Corporation, and any Unissued Equityholders who have not theretofore received the amounts required to be paid to them pursuant to Section 1.8(e)(ii) shall thereafter look only to the Surviving Corporation and Parent for payments of such amounts. The amounts paid pursuant to Section 1.8(e)(ii) and this Section 2.9 shall be deemed to have been paid in full satisfaction of all rights of any holder of an Allowed Unsecured Claim (Class 4) or an Allowed Tort Claim (Class 5) (each as defined in the Plan) to receive Company Common Stock and Warrants under the Plan. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any portion of the Unissued Equityholders Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as set forth in the Disclosure Schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) and except as set forth in the Company SEC Reports (but not the exhibits thereto) filed prior to the date of this Agreement, the Company represents and warrants to Parent as follows:

(a) Organization, Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on the business of the Company as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.15) on the Company. The copies of the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws of the Company, which were previously made available to Parent, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b) Subsidiaries. Each of the Company’s Subsidiaries (as defined in Section 8.15) is a corporation duly incorporated or otherwise organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. Section 3.1(b) of the Company Disclosure Schedule sets forth all Persons in which the Company or its Subsidiaries owns 10% or more of the outstanding voting or equity interest, the owner thereof and the amount thereof so owned.

(c) Capital Structure.

(i) As of November 14, 2003, the authorized capital stock of the Company consisted of (A) 20,000,000 shares of Company Common Stock, of which 9,963,155 shares were outstanding and 36,831 shares are reserved for issuance under the Plan and (B) 5,000,000 shares of preferred stock, par value $.01 per share, of which no shares were outstanding. From November 14, 2003 to the date of this Agreement, there have been no issuances of shares of the capital stock of the Company or securities convertible or exchangeable into or exercisable for capital stock or other voting securities of the Company other than issuances of shares pursuant to options or rights outstanding as of November 14, 2003 under the Benefit Plans (as defined in Section 8.15) of the Company. All issued and outstanding shares of the capital stock of the Company are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation, the Company’s by-laws or any contract to which the Company is a party or otherwise bound. No class of capital stock is entitled to preemptive rights. There were outstanding as of November 14, 2003 no options, warrants, calls, commitments, agreements or other rights to acquire capital stock or voting securities of the Company from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock or voting securities of the Company, other than (x) options representing in the aggregate the right to purchase up to 871,000 shares of Company Common Stock issued to the Persons set forth on Section 3.1(c)(i) of the Company Disclosure Schedule in the amounts and at the exercise prices set forth opposite each such Person’s name on the Company Disclosure Schedule (collectively, the “Company Stock Options”) under the Company’s 2002 Stock Option Plan, as amended, (y) Series A Warrants (collectively, the “Series A Warrants”) representing in the aggregate the right to purchase up to 1,678,187 shares of Company Common Stock and (z) Series B Warrants (collectively, the “Series B Warrants”; together with the Series A Warrants, the “Warrants”) representing in the aggregate the right to purchase up to 1,639,611 shares of Company Common Stock. As of the date of this Agreement, the Company is expected to issue (1) Series A Warrants representing in the aggregate the right to purchase up to 86,518 shares of Company Common Stock and (2) Series B Warrants representing in the aggregate the right to purchase up to 84,526 shares of Company Common Stock, in each case, as required under the Plan. The Company Disclosure Schedule sets forth as of the date of this Agreement a list of all outstanding awards of Company Stock Options under the Company’s 2002 Stock

Option Plan or under any other plan, arrangement or program providing for the issuance or grant by the Company in any respect of the capital stock of the Company. As of the date hereof, there are outstanding no stock appreciation, phantom equity or other equity-based rights issued by the Company that have value based on the capital stock or other voting securities of the Company. No Subsidiary of the Company owns any capital stock or other voting securities of the Company. As of the date of this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

(ii) Except as set forth in Section 3.1(c) of the Company Disclosure Schedule and Liens (defined below) granted in connection with the Credit Agreement, all of the outstanding shares of capital stock of each of the Company’s Subsidiaries are beneficially owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company or one or more of its Subsidiaries, free and clear of all liens, charges, mortgages, pledges, security interests or other encumbrances (collectively, “Liens”).

(iii) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders may vote are issued or outstanding.

(d) Authority; No Violations.

(i) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Company Vote (as defined in Section 3.1(h)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Company Vote. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors rights generally, by general equity principles.

(ii) Except as set forth in Section 3.1(d)(ii) of the Company Disclosure Schedule and except as, with respect to clauses (B) and (C) below, would not reasonably be expected to have a Material Adverse Effect, the execution, delivery and performance by the Company of this Agreement do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of payment, reimbursement, termination, cancellation, modification or acceleration of any obligation or to loss of a material benefit under, or give rise to the creation of a Lien on any property or assets of the Company or any of its Subsidiaries (any such conflict, violation, default, arising of right, or creation, a “Violation”) pursuant to: (A) any provision of the Amended and Restated Certificate of Incorporation or Amended and Restated By-laws of the Company or the comparable governing documents of any Subsidiary, (B) any Company Material Contract (as defined herein) or any other loan or credit agreement (other than the Credit Agreement (as defined in Section 8.15)), note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, or (C) subject to obtaining or making the consents, approvals, orders, permits, authorizations, registrations, declarations, notices and filings referred to in paragraph (iii) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary of the Company or their respective properties or assets.

(iii) No material Consent of or with any federal, state, municipal or other governmental body, department, commission, board, bureau, agency, court or instrumentally thereof, domestic or foreign (a “Governmental Authority”), is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) state securities or “blue sky” laws (the “Blue Sky Laws”), (C) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (D) the DGCL with respect to the filing of the Certificate of Merger, (E) laws, rules and regulations regulating gaming and lottery and the sale and provision of liquor, including beer and wine and (F) antitrust, investment, merger control or other similar laws of other jurisdictions, including but not limited to the EC Merger Regulation.

(e) Compliance; Permits. Except as set forth in Section 3.1(e) of the Company Disclosure Schedule and except as would not reasonably be expected to have a Material Adverse Effect:

(i) a correct and complete list of the material Licenses and Permits is set forth on Section 3.1(e)(i) of the Company Disclosure Schedule;

(ii) the Company and its Subsidiaries own or possess all Licenses and Permits and all such Licenses and Permits are in full force and effect;

(iii) no loss of any Licenses and Permits is pending in any Proceeding or, to the Knowledge of the Company, has been threatened orally or in writing by a Governmental Authority, except for normal expirations in accordance with the terms thereof or applicable law or regulation; and

(iv) the Company and its Subsidiaries are and have been in compliance in all material respects with (A) all terms and conditions of the Licenses and Permits and (B) all laws, ordinances, rules and regulations of all Governmental Authorities applicable to the business of the Company and its Subsidiaries, their respective financial statements, accounting practices, corporate governance, businesses and operations, including, to the extent applicable to “voluntary filers”, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, and, to the Knowledge of the Company, none of the Company or any of its Subsidiaries have received any written notice of any pending Proceeding alleging a failure to comply with either (A) or (B) of this Section 3.1(e)(iv).

(f) Reports and Financial Statements; Proxy Statement; Other Filings.

(i) The Company has filed all reports, proxy statements, registration statements, forms and other documents required to be filed by the Company with the Securities and Exchange Commission (the “SEC”) since October 1, 2002 (collectively, including all exhibits thereto, the “Company SEC Reports”). None of the Company SEC Reports filed or to be filed by the Company with the SEC, as of their respective dates (and, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of the Company (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with United States generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of footnotes and to normal year-end adjustments that have not been and are not expected to be material in amount. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and the Exchange Act. No Subsidiary of the Company is required to file any form, report or other document with the SEC.

(ii) None of the information contained in the Proxy Statement (as defined in Section 5.1(a)) (and any amendments thereof or supplements thereto) will at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Company Stockholders Meeting (as defined in Section 5.1(b) hereof), and at the time of any amendments thereof or supplements thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made or omitted in the Proxy Statement relating to Parent, Merger Sub or their respective affiliates based on information supplied by Parent, Merger Sub or their respective affiliates for inclusion or incorporation by reference in the Proxy Statement.

(g) Board Approval. The Board of Directors of the Company, by resolutions duly adopted at a meeting duly called and held (the “Company Board Approval”), has (i) determined that this Agreement and the Merger are advisable and in the best interests of the Company and its stockholders, (ii) approved the transactions contemplated by this Agreement, including the Merger, and (iii) recommended that the stockholders of the Company adopt this Agreement and the Merger. No other corporate proceedings on the part of the Company are necessary to authorize the Merger other than as described in Section 3.1(h).

(h) Vote Required. The affirmative vote of the holders of a majority of the total number of outstanding shares of Company Common Stock to adopt this Agreement (the

“Required Company Vote”) is the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

(i) Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.

(i) Except as set forth in Section 3.1(i)(i) of the Company Disclosure Schedule, as contemplated hereby or as permitted by Section 4.1, since June 29, 2003, the business of the Company has been conducted in the ordinary course in all material respects and there has been no, and, to the Knowledge of the Company, no events have occurred which are reasonably likely to result in a Material Adverse Effect.

(ii) Except as set forth in Section 3.1(i)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material Liabilities, except (A) Liabilities that are accrued or reserved against in the consolidated financial statements of the Company in the Company SEC Reports (or the notes thereto), (B) Liabilities which have arisen since June 29, 2003 that were incurred in the ordinary course of business and which would not reasonably be expected to result in a Material Adverse Effect on the Company, and (C) Liabilities otherwise disclosed (or within any materiality threshold contained in any other representation) in this Agreement or the Company Disclosure Schedule.

(j) Real Property.

(i) Owned Real Property. Section 3.1(j)(i) of the Company Disclosure Schedule sets forth the address and description of each Owned Real Property. The Company or Subsidiary (as the case may be) has good and marketable title to the Owned Real Property free and clear of all Liens, except (i) those arising under the Credit Agreement, (ii) those reflected or reserved against in the latest balance sheet of the Company included in the Company SEC Reports, (iii) taxes and general and special assessments not in default and payable without penalty and interest, (iv) Permitted Liens and (v) as set forth in Section 3.1(j)(i) of the Company Disclosure Schedule.

(ii) Leased Real Property. Except as described therein, Section 3.1(j)(ii) of the Company Disclosure Schedule sets forth the address of each Leased Real Property. The Company has made available to Parent and Merger Sub a true and complete copy of each such Lease document, and in the case of any material oral Lease, a written summary of the material terms of such Lease. Except as set forth on Section 3.1(j)(ii) of the Company Disclosure Schedule or as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, with respect to each of the Leases: (A) such Lease is legal, valid, binding, enforceable and in full force and effect; (B) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (C) to the knowledge of the Company, there are no disputes with respect to such Lease; (D) neither the Company, any Subsidiary nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (E) there are no Liens, other than Permitted Liens, on the estate or interest created by such Lease; and (F) the Company or Subsidiary has a valid leasehold interest in such Leased Real Property.

(iii) Leasehold Improvements. Except as set forth in Section 3.1(j)(iii) of the Company Disclosure Schedule and except as would not reasonably be expected to result in a Material Adverse Effect, the Company or Subsidiary has good and marketable title to the Leasehold Improvements, free and clear of all Liens, except Permitted Liens, and there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Leasehold Improvements or any portion thereof or interest therein.

(iv) Improvements. Except as set forth in Section 3.1(j)(iv) of the Company Disclosure Schedule and except as would not reasonably be expected to result in a Material Adverse Effect, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”), are in good condition and repair (ordinary wear and tear excluded) and sufficient for the operation of the business of the Company and its Subsidiaries. Except as would not reasonably be expected to result in a Material Adverse Effect, (A) there are no structural deficiencies or latent defects affecting any of the Improvements and, (B) there are no facts or conditions affecting any of the Improvements which would interfere with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Company and its Subsidiaries.

(k) Intellectual Property.

(i) Section 3.1(k)(i) of the Company Disclosure Schedule sets forth all of the material patents, patent applications, trademark registrations and applications, copyright registrations and applications that are owned by the Company or any of its Subsidiaries and are utilized in the business of the Company or its Subsidiaries as currently conducted.

(ii) Except as set forth in Section 3.1(k)(ii) of the Company Disclosure Schedule as would not reasonably be expected to have a Material Adverse Effect, (A) the Company or its Subsidiaries (as the case may be) owns, is licensed or has the right to use the Intellectual Property that is utilized in the business of the Company or its Subsidiaries as currently conducted, free and clear of all Liens except Permitted Liens, (B) there are no pending or to the Knowledge of the Company threatened Proceedings challenging the validity, or the Company’s ownership or use, of such rights described in (A) above, (C) to the Knowledge of the Company, the registrations and applications on Section 3.1(k)(i) of the Company Disclosure Schedule are valid and subsisting in all material respects and none are now being infringed by others; and (D) to the Knowledge of the Company, the operation of the business of the Company or its Subsidiaries has not and as currently conducted does not infringe any Intellectual Property owned by third parties.

(l) Certain Contracts.

(i) As used herein, “Company Material Contracts” shall mean all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which the Company or any of its Subsidiaries is a party and the following additional contracts to which the Company or any of its Subsidiaries is a party:

(A) all contracts involving the payment of royalties or other amounts calculated based upon (i) the revenues or income of the Company or any of its Subsidiaries or (ii) the revenues or income of any product of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party, in each case involving aggregate annual payments by the Company or any of its Subsidiaries of more than $100,000;

(B) all contracts and agreements that (i) limit or purport to limit the ability of the Company or any of its Subsidiaries or, any key executives of the Company or any of its Subsidiaries, to compete in any line of business or with any Person or in any geographic area or location or during any period of time, (ii) require the Company or any of its Subsidiaries to use any supplier or third party for all or substantially all of the Company’s or any of its Subsidiaries’ requirements or needs, or (iii) limit or purport to limit in any material respect the ability of the Company or any of its Subsidiaries to solicit any customers or clients of the other parties thereto;

(C) all contracts, understandings, transactions and agreements between the Company or its Subsidiaries, on the one hand, and any of their respective officers, directors or principals (or any of such Person’s affiliates) on the other hand (each such contract, a “Related Party Agreement”), and all material agreements with any stockholders of the Company;

(D) all collective bargaining agreements to which the Company or any Subsidiary is a party;

(E) all joint venture contracts, partnership arrangements or other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries of more than $500,000 per year with any third party;

(F) all voting or other agreements governing how any shares of Company Common Stock shall be voted;

(G) all acquisition, merger, asset purchase or sale agreements related to the acquisition or sale of a business of more than $1,000,000 (each such agreement, an “Acquisition or Divestiture Agreement”);

(H) all agreements of the Company or any of its Subsidiaries with (i) any Governmental Entities or (ii) with any customers or suppliers involving aggregate annual transactions in excess of $1,000,000;

(I) all material Intellectual Property licenses; and

(J) all contracts or other agreements which would prohibit or materially delay the consummation of the Merger or any of the other transactions contemplated hereby and any other agreement that is material to the Company or any of its Subsidiaries or the operation of its or their business.

(ii) Set forth in Section 3.1(l)(i) of the Disclosure Schedule is a true and complete list of all Company Material Contracts.

(iii) Except as set forth in Section 3.1(l)(iii) of the Disclosure Schedule, there are no continuing or contingent payment obligations and no outstanding indemnity claims under any Acquisition or Divestiture Agreement.

(iv) All Company Material Contracts are legal, valid, binding, enforceable in accordance with their terms and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which would not reasonably be expected to result in a Material Adverse Effect on the Company. To the Knowledge of the Company, no Company Material Contract counterparty is in violation or default under such agreement, except in each case for those violations and defaults which would not reasonably be expected to result in a Material Adverse Effect on the Company.

(m) Taxes. Except as disclosed in Section 3.1(m) of the Company Disclosure Schedule,

(i) (A) the Company and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company or any of its Subsidiaries is or has been a member has timely filed all material Tax Returns (as defined below) required to be filed by it in the manner provided by law (taking into account all applicable extensions), (B) all Taxes due and payable by the Company or any Subsidiary have been paid in full, and (C) no Taxes are payable by the Company and its Subsidiaries with respect to the periods (or portions thereof) ending on or before the Closing Date in excess of amounts set forth on the Company Disclosure Schedule except for matters which, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company

(ii) Neither the Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where neither the Company nor any Subsidiary have filed Tax Returns or pay Taxes) any (A) written notice indicating an intent to open an audit or other review, or (B) written notice of deficiency or proposed currently pending adjustment, that in the case of (A) or (B) have not been resolved or otherwise settled.

(iii) Schedule 3.1(m) attached hereto lists all material federal income Tax Returns filed with respect to the Company or any of its Subsidiaries for taxable periods ending on or after December 31, 1996 and all material state, local, and foreign income Tax Returns filed with respect to the Company or any of its Subsidiaries for taxable periods ended on or after December 31, 1999, indicates those Tax Returns and Taxes that have been audited, and indicates those Tax Returns that currently are the subject of audit or administrative or judicial proceeding.

(iv) The Company and its Subsidiaries have, to their knowledge, made available to the Parent correct and complete copies of all income Tax Returns required to be listed on Schedule 3.1(m), examination reports, and material statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since December 31, 1999.

(v) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law). Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing, or similar agreement. Neither the Company nor any of its Subsidiaries (A) has been a member of an Affiliated Group filing a combined, consolidated, or unitary Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vi) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of: (A) the operation of Code §481 due to a change in method of accounting for a taxable period ending on or prior to the Effective Time; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Effective Time; (C) intercompany transactions occurring on or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) an installment sale or open transaction disposition made on or prior to the Effective Time; or (E) prepaid amount received on or prior to the Effective Time.

(vii) Section 3.1(m) of the Disclosure Schedule accurately sets forth as to the Company and each of its Subsidiaries, for federal income Tax purposes, (A) the amount, as of December 31, 2002, of the consolidated net operating loss deduction (within the meaning of Code §172(a) of the Code and the applicable Treasury regulations thereunder) of the Company and its Subsidiaries (the “NOL”), and (B) the dates of expiration of the NOL or any portion thereof and the amounts expiring on each such date.

For purposes of this Agreement, “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limitation, all income or profits taxes (including federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, and other obligations of the same or of a similar nature to any of the foregoing, which the Company is required to pay, withhold or collect. For purposes of this Agreement, “Tax Return” shall mean all reports, estimates, declarations of estimated Tax, claims for refund, information statements and returns relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(n) Benefit Plans. Section 3.1(n) of the Company Disclosure Schedule sets forth a list of each material Benefit Plan (as defined in Section 8.15). The Benefit Plans maintained within the jurisdiction of the United States are in compliance with the terms of such plans and all applicable requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and other applicable laws, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect. Except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect, each Benefit Plan maintained outside the jurisdiction of the United States has been established, maintained and administered in accordance with its terms and all applicable statutes, laws, ordinances, rules, orders, decrees and regulations of any Governmental Authority. Except as would not reasonably be expected to result in a Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened claims and no pending or, to the Knowledge of the Company, threatened litigation with respect to any Benefit Plan, other than ordinary and usual claims for benefits by participants and beneficiaries thereof. Except as set forth on Section 3.1(n) of the Company Disclosure Schedule, none of the Benefit Plans provides health or other welfare-type benefits to retirees or former employees (other than as specifically required by Section 4980B (et seq.) of the Code). Except as set forth on Section 3.1(n) of the Company Disclosure Schedule, none of the Benefit Plans or other agreements or arrangements provides for payments or benefits (or acceleration of payments, benefit accruals or vesting) as a result of the transactions contemplated by this Agreement. The Company has made available to Parent all material Benefit Plan documents and actuarial reports. Except as set forth on Section 3.1(n) of the Company Disclosure Schedule, none of the Company, its Subsidiaries or any other entity which would be considered a single employer with the Company or its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code, has any unfunded benefit liabilities or withdrawal liabilities with respect to any Benefit Plan which is a “multiemployer plan” (as defined in Section 3(37) of ERISA ), a “defined benefit plan” (as defined in Section 3(35) of ERISA), or a plan described in Section 3(36) or 201(2) of ERISA.

(o) Labor Matters. Except as set forth in Section 3.1(o) of the Company Disclosure Schedule, or as, with respect to clauses (ii), (iii) or (vi), would not reasonably be expected to have a Material Adverse Effect on the Company, (i) none of the Company or any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association; (ii) none of the employees of the Company or any of its Subsidiaries is represented by any labor organization and neither the Company nor any of its Subsidiaries have any knowledge of any union organizing activities among such employees, nor does any question concerning representation exist concerning such employees; (iii) the Company and its Subsidiaries are in compliance with all applicable Laws respecting employment practices, terms and conditions of employment, management-labor relations and wages and hours which are in effect as of the date of this Agreement; (iv) there is no material unfair labor practice, charge or complaint against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened before any Governmental Authority; (v) there is no material labor strike or labor disturbance pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries nor is any grievance currently being asserted; and (vi) the Company has not experienced a work stoppage or work slowdown at any time during the three (3) years immediately preceding the date of this Agreement.

(p) Litigation.

Except as set forth in Section 3.1(p) of the Company Disclosure Schedule or as set forth in the Company SEC Reports, (A) there are no material Proceedings or material orders arising outside the ordinary course of business pending against or, to the Knowledge of the Company, threatened against the Company, any Subsidiary of the Company, any of their respective properties, or any of their officers, directors or employees in their capacity as such, or any other Person with respect to which, in whole or in part, the Company or any Subsidiary of the Company is liable or has agreed to indemnify such other Person, before any court or arbitrator or any Governmental Entity, nor (B) any other Proceedings or orders except as would not reasonably be expected to result in a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries are subject to any order, writ, judgment, injunction, decree or award of any court or any Governmental Authority which the compliance with by such Person or the failure to comply with by such Person would reasonably be expected to result in a Material Adverse Effect on the Company.

(q) Environmental Matters. Except as set forth in Section 3.1(q) of the Company Disclosure Schedule and except as would not reasonably be expected to result in a Material Adverse Effect on the Company:

(i) the Company and each Subsidiary complies, and has since January 1, 1998, complied, with all Environmental Laws applicable to such Person;

(ii) to the knowledge of the Company, none of the Company or its Subsidiaries have caused any Release of Materials of Environmental Concern at any of the properties it owns or leases, or at any location where it has operated or to which it has sent Materials of Environmental Concern for treatment, storage or disposal, which Release would reasonably be expected to result in liability to the Company under any applicable Environmental Laws;

(iii) none of the Company or its Subsidiaries have since January 1, 1998, received any written notice of any judicial, administrative, or arbitral proceeding pending or threatened against it under any applicable Environmental Laws, nor has it received any such notice at any time regarding such a Proceeding which has not been resolved;

(iv) none of the Company or its Subsidiaries have entered into any consent decree or other agreement in settlement of any alleged violation of or liability under any applicable Environmental Law;

(v) to the knowledge of the Company, none of the Company or its Subsidiaries have manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released, or permitted persons be exposed to, any Materials of Environmental Concern, in a manner that has given or will give rise to material liabilities for damages or injuries to persons, property, natural resources or the environment under applicable Environmental Laws; to the knowledge of the Company, there are no Materials of Environmental Concern located at or on any property or facility owned, leased or operated by the Company or any Subsidiary that have given or will give rise to liabilities of the Company or any Subsidiary for damages or injuries to persons, property, natural resources or the environment under applicable Environmental Laws; and

(vi) the Company has made available to the Parent all material environmental audits, assessments, and other similar written reports that are in its possession that relate to any material issue of compliance with, or liabilities under, any applicable Environmental Law concerning the Company’s and its Subsidiaries’ past or current properties, facilities or operations.

Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.1(q) shall be deemed the only representations and warranties in this Agreement with respect to matters relating to Environmental Laws or to Materials of Environmental Concern.

(r) Financial Advisors. Except as set forth in Section 3.1(r) of the Company Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company.

(s) Opinion of Company Financial Advisor. The Company has received the opinion of Greenhill & Co., LLC (the “Company Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, the consideration to be received by the holders of Company Common Stock pursuant to the Merger is fair to such holders, from a financial point of view.

(t) Insurance. Except as would not reasonably be expected to result in a Material Adverse Effect on the Company, all insurance policies carried by or covering the Company and the Subsidiaries with respect to their business, assets and properties (the “Insurance Policies”) are in full force and effect, and no notice of cancellation has been given with respect to any Insurance Policy. Except as would not reasonably be expected to result in a Material Adverse Effect on the Company, all premiums due on the Insurance Policies have been paid in a timely manner and the Company and the Subsidiaries have complied in all material respects with the terms and provisions of the Insurance Policies. Except as would not reasonably be expected to result in a Material Adverse Effect on the Company, the insurance coverage provided by the Insurance Policies (including, without limitation, as to deductibles and self-insured retentions) is reasonable and customary as compared to similarly situated companies.

(u) Related Party Transactions. Except as set forth in Section 3.1(u) of the Company Disclosure Schedule, no director, officer, partner, “affiliate” or “associate” (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its

Subsidiaries (or, with respect to clause (i) of this sentence, to the Knowledge of the Company, its employees) (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries; (ii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person which is (a) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, or (b) participating in any transaction to which the Company or any of its Subsidiaries is a party, other than the transactions contemplated by this Agreement.

(v) Disclaimer of Other Representations and Warranties. The Company acknowledges and agrees that (i) Parent does not make, and has not made, any representations or warranties relating to Parent or in connection with the transactions contemplated hereby other than those expressly set forth in Section 3.2 and (ii) no Person has been authorized by Parent to make any representation or warranty relating to Parent or any of its Subsidiaries, the businesses of Parent or otherwise in connection with the transactions contemplated hereby except as set forth in Section 3.2 and, if made, any such representation or warranty must not be relied upon as having been authorized by Parent.

3.2 Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub represents and warrants, jointly and severally, to the Company as follows:

(a) Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly incorporated or otherwise organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

(b) Merger Sub. Merger Sub is a direct wholly-owned subsidiary of Parent and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for Liabilities incurred by Merger Sub in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement, Merger Sub has not incurred, directly or indirectly, through any Subsidiary or Affiliate, any Liability or engaged in any business activities of any type or kind whatsoever or entered into any agreement or arrangements with any person. Merger Sub has no Subsidiaries.

(c) Authority; No Violations.

(i) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors rights generally, by general equity principles.

(ii) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, result in a Violation pursuant to: (A) any provision of the certificate of incorporation or by-laws of Parent or Merger Sub or (B) except as would not reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement, subject to obtaining or making the consents, approvals, orders, permits, authorizations, registrations, declarations, notices and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Sub or any Subsidiary of Parent or their respective properties or assets.

(iii) Except as would not reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement, no material consent, approval, order, permit or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to Parent or any Subsidiary of Parent in connection with the execution, delivery and performance of this Agreement by Parent or Merger Sub or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the HSR Act, (B) the Blue Sky Laws, (C) the Exchange Act, (D) the DGCL with respect to the filing of the Certificate of Merger and (E) laws, rules and regulations regulating gaming and lottery and the sale and provision of liquor, including beer and wine and (F) antitrust, investment, merger control or other similar laws of other jurisdictions, including but not limited to the EC Merger Regulation.

(d) Litigation. There are no Proceedings or orders pending, or to Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, at law or in equity, before or by any Governmental Authority, and neither Parent nor any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree of any court or any Governmental Authority rendered specifically against Parent or any of its Subsidiaries, which, would or seeks to, enjoin, rescind or materially delay the transactions contemplated by this Agreement or otherwise hinder Parent from timely complying with the terms and provisions of this Agreement.

(e) Investigation. Parent acknowledges that, except for the matters that are expressly covered by the provisions of this Agreement, Parent is relying on its own investigation and analysis in entering into the transactions contemplated hereby. Parent is knowledgeable about the industries in which the Company operates and is capable of evaluating the merits and risks of the Merger as contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Parent has been afforded full access to the Books and Records, facilities and personnel of the Company for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Company. Except to the extent Parent has otherwise advised the Company in writing, neither Parent nor any of its Subsidiaries is aware of any of the representations or warranties contained in Section 3.1 being untrue or incorrect.

(f) Board Approvals.

(i) The Board of Directors of Parent, by resolutions duly adopted at a meeting duly called and held, has (A) determined that this Agreement and the Merger are advisable and in the best interests of Parent and its stockholders and (B) approved the transactions contemplated by this Agreement, including the Merger. No other corporate proceedings on the part of Parent are necessary to authorize the transaction contemplated by this Agreement.

(ii) The Board of Directors of Merger Sub has duly (A) determined that this Agreement and the Merger are advisable and in the best interests of Merger Sub and its stockholder and (B) approved this Agreement and the Merger. No other corporate proceedings on the part of Merger Sub are necessary to authorize the transactions contemplated by this Agreement other than as described in Section 3.2(g).

(g) Vote Required. Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement. No other vote of the holders of any class or series of capital stock of Parent or Merger Sub is required to adopt this Agreement and approve the transactions contemplated hereby.

(h) Available Funds. Parent has received, accepted and agreed to the valid and binding commitment letters attached hereto as Exhibit A (the “Commitment Letters”) to provide, subject to the terms and conditions stated in the Commitment Letters, financing to Parent or its Affiliates in connection with the Merger and the transactions contemplated by this Agreement (the “Financing”). At the Effective Time, subject to Parent’s and Merger Sub’s receipt of the Financing specified in the Commitment Letters, Parent and Merger Sub will have immediately available funds necessary to consummate the Merger and the transactions contemplated by this Agreement and to pay all related fees and expenses.

(i) Financial Advisors. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

(j) Disclaimer of Other Representations and Warranties. Parent and Merger Sub each acknowledges and agrees that (i) the Company does not make, and has not made, any representations or warranties relating to the Company, its Subsidiaries, the business of the Company or its Subsidiaries or otherwise in connection with the transactions contemplated hereby other than those expressly set forth in Section 3.1, (ii) no Person has been authorized by the Company to make any representation or warranty relating to the Company, its Subsidiaries, the business of the Company or its Subsidiaries or otherwise in connection with the transactions contemplated hereby except as set forth in Section 3.1 and, if made, such representation or warranty must not be relied upon as having been authorized by the Company, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent are not and shall not be deemed to be or to include representations or warranties of the Company or any of its Affiliates.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the earlier of the Effective Time or the Termination Date, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, including those actions (A) contemplated in Section 4.1 of the Company Disclosure Schedule, (B) in this Article IV, or (C) as required by a Governmental Authority or by applicable law, rule or regulation, or to the extent that Parent shall otherwise consent in writing (which consent not to be unreasonably delayed or withheld)), the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in the ordinary course and consistent with past practice use their reasonable best efforts to: 1) preserve substantially intact their present lines of business, maintain the Real Property and the Improvements in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, 2) maintain their rights and franchises and preserve substantially intact their relationships with customers, suppliers and others having business dealings with them and 3) keep available the services of their present officers and employees, and shall not do any of the following:

(a) (i) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than by a wholly owned Subsidiary or by a partially owned Subsidiary (provided that the Company or a Subsidiary of the Company receives its proportionate share of such dividend or distribution); (ii) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; or (iii) redeem, repurchase or otherwise acquire any shares of their capital stock other than (A) redemptions, repurchases and other acquisitions of shares of capital stock in connection with the administration of Benefit Plans and dividend reinvestment plans of the Company as in effect on the date hereof in the ordinary course of the operation of such plans and (B) intercompany acquisitions of capital stock;

(b) in each case in the aggregate (i) acquire any assets for a value in excess of $1,000,000 other than pursuant to the current capital expenditure budget and other than purchases in the ordinary course of business; (ii) dispose of any assets with a value in excess of $1,000,000 other than the Merger and dispositions disclosed in the Company SEC Reports filed prior to the date hereof or publicly announced prior to the date hereof or pursuant to agreements in effect on the date hereof; or (iii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or issue any debt securities or assume or guarantee the obligations of any other Person in excess of $1,000,000 or make any loans or advances in excess of $1,000,000;

(c) except (i) as required by applicable law, rule or regulation or (ii) to satisfy contractual obligations existing on the date hereof, (a) pay or commit to pay any severance or termination pay other than (A) severance or termination pay that is required to be paid pursuant to the terms of an existing Benefit Plan or (B) in the ordinary course of business consistent with past practice, (b) enter into any employment, deferred compensation, consulting, severance or other similar agreement (or any amendment or extension to any such existing agreement) with any director or officer or key employee of the Company or any of its Subsidiaries, (c) increase or commit to increase any employee benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, including wages, salaries, compensation, pension, severance, termination pay or other benefits or payments (except in the case of employees other than officers or directors in the ordinary course of business consistent with past practice or as required by an existing Benefit Plan or any collective bargaining agreement), (d) adopt or make any commitment to adopt any additional employee benefit plan, (e) make any contribution, other than (A) regularly scheduled contributions and (B) contributions required pursuant to the terms thereof, to any Benefit Plan and (f) amend or extend or make any commitments to amend or extend any Benefit Plan;

(d) enter into, modify, terminate (except in accordance with its terms) or renew (except in accordance with its terms) any Company Material Contract (including any Lease), except in the ordinary course of business;

(e) permit any material amount of assets to become subject to any Lien, except for Permitted Liens, unless such Lien is to be released upon or prior to Closing;

(f) enter into or offer to enter into any employment or consulting agreement with any Person, except in connection with promotions or new hires in the ordinary course of business (including, for the avoidance of doubt, the hiring of consultants);

(g) issue any shares of capital stock of any class, any bonds, debentures, notes or other indebtedness of the Company having the right to vote on matters which the stockholders may vote (“Company Voting Debt”), or any securities convertible or exchangeable into, or exercisable for, or rights, warrants or options to purchase, capital stock of the Company or such Company Voting Debt, except for (i) the issuance of Company Common Stock or stock options, stock appreciation or similar rights, as the case may be, pursuant to Benefit Plans or dividend reinvestment plans of the Company as in effect on the date hereof in the ordinary course of the operation of such plans, (ii) the issuance by a Subsidiary of shares of its capital stock to its parent and (iii) the issuance of Company Common Stock, Warrants or similar rights pursuant to the Plan;

(h) except as required by law, make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended federal income Tax Returns or claims for Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a federal income Tax refund, offset or other reduction in federal income Tax liability or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(i) enter into any new material line of business, or any contracts, agreements or arrangements that limit or restrain the Company or any of its Subsidiaries or any of their respective affiliates or successors, or that could, after the Effective Time, limit or restrict Parent, the Surviving Corporation or any of their respective affiliates or successors, from engaging or competing in any business or in any geographic area or location;

(j) amend (i) their respective certificates of incorporation, by-laws or other governing documents or (ii) any material term of any outstanding security issued by the Company or any of its Subsidiaries;

(k) (i) relinquish, waive or release any material contractual or other right or claim, (ii) settle any material action, suit, claim, investigation or other proceeding or (iii) knowingly dispose of or permit to lapse any rights in any material Intellectual Property or knowingly disclose to any Person not an employee of the Company or any of its Subsidiaries or otherwise knowingly dispose of any material trade secret, process or know-how not a matter of public knowledge prior to the date of this Agreement, except pursuant to judicial order or process or as required by law or regulation;

(l) make any capital contributions to, or investments in, any other Person other than (i) by the Company or a Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, (ii) pursuant to any contract or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement and set forth on Section 4.1(l) of the Disclosure Schedule or (iii) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of $500,000;

(m) take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Section 5.4, any condition to the Merger set forth in Article VI not being satisfied; or

(n) agree, propose, authorize or enter into any commitment to take any action described in the foregoing subsections of this Section 4.1, except as otherwise permitted by this Agreement.

4.2 Control of Other Party’s Business. Except as set forth in Section 4.3, nothing contained in this Agreement shall be deemed to give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Nothing contained in this Agreement shall be deemed to give the Company, directly or indirectly, the right to control or direct Parent’s operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

4.3 Certain Intracompany Transfers. Immediately prior to the time of the Closing and following satisfaction of closing conditions which by their terms can be satisfied prior to the Closing, as directed by the Parent, the Company shall, to the extent permissible by applicable law, rules or regulation, and except as such transfers relate to petty cash or similar funds at the Company’s or its Subsidiaries’ bowling centers and offices, and subject to the right of the Company’s non-United States Subsidiaries and controlled affiliates to retain up to $4,000,000 of cash and readily marketable securities on hand or in its bank accounts, use its reasonable best efforts to cause its Subsidiaries to transfer an amount of available cash to the Company by means of debt repayment, distribution, dividend, contribution, or any combination of the foregoing or as otherwise specified by the Parent. To accomplish the foregoing, the Parent shall instruct the Company, in writing and in reasonable detail as soon as practicable prior to the Closing as to which Subsidiaries shall provide cash to the Company and the manner and amounts in which such cash shall be transferred to the Company. The Company shall use its reasonable best efforts to ensure that all such cash shall be available to the Company at the time of the Closing in U.S. dollars.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Preparation of Proxy Statement; Company Stockholders Meeting.

(a) Promptly following the date of this Agreement, the Company shall prepare a proxy statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (as defined below) (the “Proxy Statement”). The Company shall cause the Proxy Statement to be mailed to the stockholders of the Company as soon as practicable after setting a record date for, and calling, the Company Stockholders Meeting pursuant to Section 5.1(b) below. No mailing of the Proxy Statement or any amendment or supplement thereto shall be made by the Company without first providing Parent a reasonable opportunity to review and comment on the parts thereof relating to the transactions contemplated hereby. If at any time prior to the Company Stockholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, an appropriate amendment or supplement describing such information shall be promptly disseminated to the stockholders of the Company.

(b) The Company shall establish, prior to or as soon as practicable following the execution and delivery of this Agreement, a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of considering the approval of the transactions contemplated by this Agreement and obtaining the Required Company Vote with respect to the transactions contemplated by this Agreement and such other matters as may in the reasonable judgment of the Company be appropriate for consideration at the Company Stockholders Meeting. Subject to its fiduciary duties under applicable law, the Board of Directors of the Company shall include its recommendation in favor of the Agreement and the transactions contemplated thereby in the Proxy Statement. Unless the Board of Directors of the Company shall have withheld, withdrawn, modified, changed or failed to make its recommendation in favor of the transactions contemplated by this Agreement, the Company shall use commercially reasonable efforts to secure the vote or consent of stockholders required by the DGCL to effect the transactions contemplated by this Agreement.

5.2 Access; Information and Records; Confidentiality.

(a) During the period commencing on the date hereof and ending on the Closing Date, the Company shall, upon reasonable request and notice of Parent, and at Parent’s expense, afford to Parent, its counsel, accountants and other authorized representatives reasonable access during normal business hours to its properties, senior management, and Books and Records.

(b) Without the prior written consent of the Company (such consent not to be unreasonably withheld), Parent shall not contact any suppliers to, employees (except pursuant to Section 5.2(a)) or customers of, or Governmental Authorities with jurisdiction over, the Company in connection with or pertaining to any subject matter of this Agreement.

(c) Parent will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence in accordance with the provisions of the letter dated September 24, 2003 between the Company and Parent (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.

(d) Notwithstanding anything in this Agreement to the contrary, each of Parent, Merger Sub and the Company (and each employee, representative or other agent of such Person) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Parent, Merger Sub or the Company relating to such tax treatment and tax structure except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the earlier of date of the public announcement of discussions relating to the transaction, the date of the public announcement of the transaction, or the date of the execution of an agreement to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the Tax treatment or Tax structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the Tax treatment or Tax structure of the transaction), or (v) any other term or detail not relevant to the Tax treatment or the Tax structure of the transaction.

5.3 HSR Act; Reasonable Best Efforts.

(a) Each party hereto shall (i) make the filings required of it or any of its affiliates under the HSR Act in connection with this Agreement and the transactions contemplated hereby as soon as practicable, but in any event no later than 15 Business Days following the date hereof, (ii) make the filings required of it or any of its affiliates under the Foreign Acquisitions and Takeovers Act 1975 of Australia in connection with this Agreement and the transactions contemplated hereby as soon as practicable, but in any event no later than 15 Business Days following the date hereof, (iii) make the pre-merger filings required of it or any of its Affiliates under the EC Merger Regulation and other applicable merger control or foreign investment regulations in connection with this Agreement and the transactions contemplated hereby as soon as practicable, but in any event no later than 30 Business Days following the date hereof, (iv) comply at the earliest practicable date and after consultation with the other party hereto with any request for additional information or documentary material received by it or any of its

Affiliates from any applicable Governmental Authority, (v) cooperate with one another in connection with any filing under the HSR Act and all other applicable merger control or foreign investment regulations and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Governmental Authority and (vi) use its reasonable best efforts to secure the termination of any waiting periods under the HSR Act and the receipt of any clearances, approvals or confirmations from Governmental Authorities in other countries in which merger control or foreign investment filings have been made in order to permit the consummation of the transactions contemplated hereby at the earliest possible date. For purposes of this Section 5.3, without limiting the foregoing, required actions by Parent shall include acceptance of an agreement to hold any assets of Parent or its Subsidiaries or its Affiliates or of the Company or its Subsidiaries separate, as may be required in any Proceeding of by any applicable Governmental Authority in connection with the transactions contemplated by this Agreement, but shall not be deemed to require acceptance by Parent of divestitures of the businesses or assets of it or its Subsidiaries or its Affiliates or of the Company or its Subsidiaries. Each party hereto shall promptly inform the other party of any material communication made to, or received by such party from, the European Commission or any other Governmental Authority regarding any of the transactions contemplated hereby. The filing fees assessed under the HSR Act and all other applicable merger control and foreign investment regulations worldwide shall be paid equally by Parent and the Company.

(b) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable best efforts (i) to obtain, in addition to the approvals discussed in Section 5.3(a), and any other consents or approvals as are necessary in connection with the consummation of the transactions contemplated hereby, (ii) to effect, in addition to filings discussed in Section 5.3(a), all registrations and filings as are necessary or desirable in connection with the consummation of the transactions contemplated hereby, and (iii) to furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as may be reasonably requested in connection with the foregoing.

(c) The Company shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iii) any notice or other communication from any Person alleging that the Consent of such person is or may be required in connection with the transactions contemplated by this Agreement, and (iv) any Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, on the one hand, or Parent or Merger Sub, on the other hand, which relate to the consummation of the transactions contemplated by this Agreement or which would have a Material Adverse Effect on the Company; provided, however, that no such notification shall be deemed to have modified, or to have cured a breach of, any representations, warranties, covenants or agreements of the parties hereunder or to have altered or waived the conditions to the obligations of the parties under this Agreement. The Company will use its commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to the Company, that causes or will cause any covenant or agreement of the Company under this Agreement to be breached, that renders or will render untrue any representation or warranty of the Company contained in this Agreement or that would cause any condition contained in this Agreement not to be satisfied. Parent and Merger Sub will each use its commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to Parent or Merger Sub, that causes or will cause any covenant or agreement of Parent and/or Merger Sub, as the case may be, under this Agreement to be breached, that renders or will render untrue any representation or warranty of Parent and/or Merger Sub contained in this Agreement or that would cause any condition contained in this Agreement not to be satisfied.

(d) Without limitation to its obligations described in Section 5.3(b) above, the Company shall provide, and shall cause its Subsidiaries to provide, all reasonable cooperation and assistance in connection with the arrangement of the Financing, including (i) facilitating customary due diligence, participation in meetings and providing certificates and documents as may be reasonably requested by Parent, (ii) furnishing Parent and its financing arrangers with financial and other pertinent information regarding the Company, (iii) assisting Parent and its financing arrangers in the preparation of an offering document for any debt raised to complete the Merger, (iv) assisting Parent and its financing arrangers in the preparation of materials for rating agency presentations, and (v) reasonably cooperating with the marketing efforts of Parent and its financing arrangers for any debt raised by Parent to complete the Merger.

(e) Without limitation to its obligations described in Section 5.3(b) above, Parent agrees to use its reasonable best efforts to arrange and obtain the Financing on the terms set forth in the Commitment Letters including, without limitation, the use of its reasonable best efforts to take all necessary actions to cause the conditions to the Financing set forth in the Commitment Letters to be satisfied. Parent will keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letters without the prior written consent of the Company.

(f) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.3 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has up to then complied in all respects with its obligations under this Section 5.3.

5.4 Non-Solicitation.

(a) From the date hereof until the Effective Time or, if earlier, the termination of this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries or the officers, directors, employees, representatives or agents of the Company or any such Subsidiary to, directly or indirectly, (i) solicit, initiate or knowingly encourage any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in discussions or negotiations with, or disclose any non-public information relating to the Company or its

Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person (other than Parent or its representatives) concerning an Acquisition Proposal, (iii) enter into any letter of intent or agreement related to any Acquisition Proposal other than a confidentiality agreement, or (iv) withhold, withdraw, modify or change in a manner adverse to Parent, or fail to make, its recommendations in favor of the transactions contemplated hereby or approve, endorse or recommend such Acquisition Proposal; provided that, in each case, if and to the extent that the Board of Directors of the Company concludes, prior to the Company Stockholders Meeting, in good faith, after consultation with the Company’s legal counsel, that such Acquisition Proposal is, or is reasonably likely to lead to the delivery of a, Superior Proposal and that the failure to engage in such discussions or negotiations, provide such information or access, enter into any letter of intent or agreement related to any Acquisition Proposal, so withhold, withdraw, modify, change or fail to make its recommendations in favor of the transactions contemplated by this Agreement and/or so approve, endorse or recommend such Acquisition Proposal would reasonably be expected to constitute a breach of the fiduciary duties of the Board of Directors of the Company under applicable law, then the Company may, pursuant to a confidentiality agreement containing confidentiality provisions no more favorable to the proponent of the Acquisition Proposal than those in the Confidentiality Agreement, participate in discussions or negotiations regarding such Acquisition Proposal, provide non-public information with respect to the Company and its Subsidiaries, afford access to the properties, books or records of the Company and its Subsidiaries, enter into any letter of intent or agreement related to any Acquisition Proposal, withhold, withdraw, modify or change in a manner adverse to Parent or fail to make its recommendations in favor of the transactions contemplated by this Agreement, and/or approve, endorse or recommend such Acquisition Proposal, as applicable. In each case, the Company agrees that it will notify Parent promptly (but no later than 24 hours) if, to the Knowledge of the Company, any Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations relating to an Acquisition Proposal are sought to be initiated or continued with the Company, its Subsidiaries, or their officers, directors, employees, advisors, representatives or agents. Upon its receipt thereof, except to the extent prohibited by nondisclosure agreements in effect as of the date hereof and identified to Parent, the Company shall promptly provide Parent with a copy of any written Acquisition Proposal received and a written statement with respect to any non-written Acquisition Proposal received, which statement shall include the identity of the parties making the Acquisition Proposal and the terms thereof, and shall promptly advise Parent of any material modification or proposed modification thereto, and shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by applicable law.

(b) The Company shall, and shall cause its officers, directors, employees, advisors, representatives and agents to, immediately cease and cause to be terminated any existing discussions or negotiations with any third party (other than Parent) conducted heretofore with respect to any Acquisition Proposal, except that the Company may request any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company in connection with any Acquisition Proposal to return or destroy all such information in the possession of any such Person or in the possession of any representative of any such Person.

5.5 Employee Benefits Matters.

(a) Obligations of Parent; Comparability of Benefits. Parent shall, or shall cause the Surviving Corporation to, assume all employment-related obligations and agreements with respect to any Company Employees (as defined in Section 8.15) (including (i) recognizing and, as required by law, bargaining with, or continuing to recognize and, as required by law, bargain with, the current exclusive collective bargaining representatives and (ii) honoring, or continuing to honor, all current collective bargaining agreements), which obligations and agreements shall be performed in accordance with their terms. Notwithstanding the foregoing, the Parent shall, or the Surviving Corporation shall, have all rights and powers to amend and/or terminate any Benefit Plans in accordance with their terms and the rights previously reserved by the Company.

(b) Pre-Existing Limitations; Deductible; Service Credit. With respect to any Benefit Plans of Parent, the Surviving Corporation or their Affiliates in which Company Employees participate after the Effective Time, Parent shall, or shall cause the Surviving Corporation or such Affiliates to: (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Company Employees, (ii) provide each Company Employee with credit for any co-payments and deductibles paid prior to participation in such Parent Benefit Plan in satisfying any applicable deductible or out-of-pocket requirements under any welfare Benefit Plan, and (iii) recognize all service of Company Employees with the Company and its current and former affiliates for all purposes (including, without limitation, purposes of eligibility to participate, vesting credit, form of payment, entitlement for benefits, and benefit accrual) in any Benefit Plan, to the same extent taken into account under a comparable Company Benefit Plan immediately prior to the Effective Time.

5.6 Fees and Expenses. Whether or not the Merger is consummated, except as otherwise provided herein, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (A) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company or its Subsidiaries, (B) Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement and any amendments or supplements thereto, which shall be paid by the Company, and (C) as provided in Section 7.2. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation of any filing required by the HSR Act, the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

5.7 Directors’ and Officers’ Indemnification and Insurance.

(a) After the Effective Time through the sixth anniversary of the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each present (as of the Effective Time) or former officer or director of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses (including attorneys’ fees and expenses) incurred in connection with any claim, action, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable law and by its certificate of incorporation and by-laws in effect on the date hereof to indemnify such Indemnified Parties; provided that no Indemnified Party may settle any such claim without the prior approval of Parent. Each Indemnified Party will be entitled to prompt reimbursement of expenses, including legal fees and expenses of legal counsel reasonably acceptable to the Surviving Company, incurred in the defense of any claim, action, proceeding or investigation from Parent or the Surviving Corporation following receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Any Indemnified Party wishing to claim indemnification under this Section 5.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation, but the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which it may have under this paragraph except to the extent such failure materially prejudices the Surviving Corporation.

(b) Parent shall cause the Surviving Corporation to maintain in effect (i) in its certificate of incorporation and by-laws for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors and indemnification of, and reimbursement of expenses to, officers and directors contained in the certificate of incorporation and by-laws of the Company and (ii) for a period of six (6) years after the Effective Time directors’ and officers’ liability insurance covering those persons where applicable who are currently covered by the Company’s directors’ and officers’ liability insurance policies of at least the same coverage and amounts and containing terms and conditions that are substantially as advantageous to those persons currently insured under such policies; provided, however, that in no event will the Surviving Corporation be required to expend in the aggregate in excess of 250% of the annual premium paid or payable for the current in force directors’ and officers’ liability insurance policies for such coverage (or such comparable coverage as is available for such 250% of such annual premium). The Company further agrees, if requested by Parent, in connection with the Closing to cancel all existing directors’ and officers’ liability insurance policies in connection with the corresponding purchase of replacement coverage or extensions, which are in compliance with the provisions set forth in this Section 5.7.

(c) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements and employment agreements (the parties under such agreements being referred to as the “Covered Persons”) with the Company’s directors and officers existing at or before the Effective Time.

(d) Notwithstanding any time limit herein to the contrary, if any claim, action, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.7 (without regard to any such time limit) shall continue in effect until the final disposition of such claim, action, proceeding or investigation.

(e) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7.

(f) This Section 5.7 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation, the Indemnified Parties and the Covered Persons, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties and the Covered Persons.

5.8 Public Announcements. The Company and Parent shall use all reasonable efforts to develop a joint communications plan and each party shall use all reasonable efforts (A) to ensure that all press releases (or portions thereof) and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (B) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other and provide the opportunity for review of and comment on any press release or other public statement prior to issuing any such press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

5.9 Liquor License Approvals. Parent shall use its reasonable best efforts to obtain the consent and approval necessary to maintain all liquor licenses held or used by the Company or any of its Subsidiaries required by any Governmental Authority in connection with the Merger. The Company shall use its reasonable best efforts to, and shall cooperate with Parent to, obtain the consent and approval necessary to maintain all liquor licenses held or used by the Company or any of its Subsidiaries required by any Governmental Authority in connection with the Merger.

5.10 Compliance with the Series A Warrant Agreement.

(a) The Company shall comply with its obligations under Section 12(b)(iv) of the Series A Warrant Agreement.

(b) Parent shall, and shall cause the Surviving Corporation to, comply with the obligations under Section 12(b)(ii) and Section 12(b)(iii) of the Series A Warrant Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Required Company Vote by the stockholders of the Company for the adoption of this Agreement.

(b) No Injunctions or Restraints; Illegality. No federal, state, local or foreign law, statute, regulation, code, ordinance or decree shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Authority of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 6.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.3 shall have been the cause of, or shall have resulted in, such order or injunction and provided, further that the parties invoking this condition shall have used their best efforts to have such injunction, order or decree vacated or denied.

(c) Antitrust Clearances.

(i) (a) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, (b) any required clearances, approvals or confirmations of the Merger shall have been obtained pursuant to the EC Merger Regulation, if applicable, and (c) any other applicable foreign merger control statutes, the failure of which to obtain would have a materially adverse impact on the Company and its Subsidiaries taken as a whole, or would subject any director, officer or employee of the Company, Parent, or its respective Affiliates to personal liability, as reasonably determined by the Company and the Parent in consultation with their respective legal counsel.

(ii) Parent shall have given notice to the Treasurer under Section 26 of the Foreign Acquisitions and Takeovers Act 1975 of Australia that it intends to consummate the Merger pursuant to this Agreement and one of the following shall have occurred: (A) the Treasurer issues a notice in writing to the effect that the Commonwealth does not object to the Merger pursuant to this Agreement, (B) the Treasurer fails, for at least 40 days after the date of receiving the notice from the Parent, to make either a decision under Section 18 of the Foreign Acquisitions and Takeovers Act 1975 or an order under Section 22 of that Act prohibiting the proposed Merger under this Agreement; or (C) the Treasurer revokes an order made under section 18 or section 22 of the Foreign Acquisitions and Takeovers Act 1975.

6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement which are not qualified as to materiality shall be true and accurate in all material respects as of the Closing Date as if made at and as of such date and the representations and warranties of the Company contained in this Agreement which are qualified as to materiality shall be true and accurate as of the Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period); and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(c) Consents.

(i) All Consents from Governmental Authorities and third parties that are required for the Company’s execution, delivery and performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby or that are required in order to prevent a breach of or default under, or a termination or modification of or any right of acceleration of any obligations under, any Company Material Contract shall have been obtained, all on terms reasonably satisfactory to Parent, except where the failure to obtain such Consents, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect.

(ii) Landlord Consents for Leased Real Properties listed in Section 6.2(c)(ii) of the Company Disclosure Schedule attached hereto the operations from which generated aggregate trailing twelve months revenue from October 31, 2003 representing at least 75% of the aggregate trailing twelve months revenue from October 31, 2003 for operations at all Leased Real Properties listed on the Closing Consents Schedule shall have been obtained, on terms reasonably satisfactory to Parent.

(iii) Consents from Governmental authorities with respect to alcohol beverage licenses held by the Company or any of its Subsidiaries shall be in place so that immediately after Closing alcoholic beverages can continue to be sold and served in essentially the same manner and on essentially the same terms as before Closing and that the Consents account for at least 85% of the total revenue derived from the sale of alcoholic beverages.

(iv) Financing. The Financing contemplated by the Commitment Letters will have been consummated on the terms and conditions contemplated therein.

(d) Cash at Foreign Subsidiaries. As of immediately prior to the Closing, the Company’s non-United States Subsidiaries and controlled affiliates shall have not more than $4,000,000 in the aggregate in cash or readily marketable securities (on an exchanged to United States currency basis) on hand or in its bank accounts; provided that this condition shall have been deemed to be satisfied upon the delivery of a certificate by the chief financial officer of the Company dated as of the Closing Date that this condition would have been satisfied had the Closing occurred on the date which is two days prior to the Closing Date and that none of the Company or any of its U.S. Subsidiaries or controlled affiliates has caused the transfer of any funds to any non-United States Subsidiaries or controlled entities since such date.

(e) Resignations. The Company shall have received, and delivered copies to Parent and Merger Sub of, valid resignations, effective as of immediately following the Effective Time, of each member of the Company’s Board of Directors specified by Parent in writing.

(f) EU Tariff. No tariff, tax or similar governmental levy (foreign or domestic) shall have been implemented or scheduled for implementation, or proposed or threatened with a reasonable likelihood of being implemented, by the European Union which affect products manufactured or sold by the Company and its Subsidiaries which would reasonably be anticipated to result in a material adverse impact on the business condition (financial or otherwise), cash flow, earnings before interest, taxes, depreciation and amortization, results of operations or prospects thereof of the products business of the Company and its Subsidiaries taken as a whole.

6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement which are not qualified as to materiality shall be true and accurate in all material respects as of the Closing Date as if made at and as of such date and the representations and warranties of Parent contained in this Agreement which are qualified as to materiality shall be true and accurate as of the Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period); and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to such effect.

(b) Performance of Obligations of Parent. Parent shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to such effect.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1 Termination. This Agreement may only be terminated as provided in Section 7.1. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

(b) By either the Company or Parent if the Effective Time shall not have occurred on or before April 30, 2004 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party who has failed to comply with any obligation under this Agreement and such failure has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date;

(c) By either the Company or Parent if any Governmental Authority shall have issued an order, decree or ruling or taken any other action (which the parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.3 has been the primary cause of such action or inaction;

(d) By either the Company or Parent if the Required Company Vote shall not have been obtained at the Company Stockholders Meeting or at any adjournment thereof;

(e) By Parent if the Board of Directors of the Company (A) shall withdraw, or modify in any manner adverse to Parent or Merger Sub, the Company Board Approval or (B) shall approve or recommend an Acquisition Proposal;

(f) By the Company if (A) the Board of Directors of the Company shall authorize the Company to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal, (B) Parent does not make, within two Business Days of the Company’s written notification of its intention to enter into a definitive agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, in the aggregate, to the stockholders of the Company as the Superior Proposal and (C) the Company prior to or concurrently with such termination pays to Parent in immediately available funds the sum of (1) $10,000,000 (the “Company Termination Fee”) plus (2) an amount equal to all reasonable and documented out-of-pocket Expenses (not to exceed $2,500,000) incurred by Parent (or on its behalf) prior to the termination. The Company agrees (x) that it will not enter into a definitive agreement referred to in clause (A) above until at least the third Business Day after it has provided the notice to Parent required thereby and (y) to notify Parent promptly in writing if its intention to enter into a definitive agreement referred to in its notification shall change at any time after giving such notification;

(g) By Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 6.2(a) would not be satisfied or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 6.2(b) would not be satisfied, and, in both case (i) and case (ii), such breach (if curable) has not been cured within 30 days after notice to the Company; or (iii) the condition set forth in Section 6.2(f) shall have become impossible to satisfy; or

(h) By the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 6.3(a) would not be satisfied or (ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreements contained in this Agreement such that Section 6.3(b) would not be satisfied, and, in both case (i) and case (ii), such breach (if curable) has not been cured within 30 days after notice to Parent.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors except for Sections 3.1(v), 3.2(j), 5.2, 5.6, 7.1 and this Section 7.2 and Article VIII; provided, however, that nothing herein shall relieve any party for liability for any willful or knowing breach hereof.

(b) Parent and the Company agree that in the event this Agreement is terminated by Parent pursuant to Section 7.1(e), (i) the Company shall promptly reimburse Parent for all reasonable and documented out-of-pocket Expenses (not to exceed $4,000,000) incurred by Parent (or on its behalf) prior to the termination (the “Termination Expense Reimbursement”), and (ii) if, concurrently with such termination or within twelve months of such termination, the Company enters into a definitive agreement with respect to an Acquisition Proposal or consummates an Acquisition Proposal, then the Company shall, upon the consummation of such Acquisition Proposal, pay to Parent, by wire transfer of immediately available funds, the Company Termination Fee less the amount of any Termination Expense Reimbursement previously paid by the Company in excess of $2,500,000.

7.3 Extension; Waiver. At any time prior to the Effective Time, each party hereto may (A) extend the time for the performance of any of the obligations or other acts of the other party, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (C) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of a party to assert any of its rights hereunder shall not constitute a waiver of such rights, and no single or partial exercise of any right, remedy, power or privilege shall preclude any other or further exercise thereof by any party. The waiver by any party of any breach of this Agreement, or the failure of any party to require the performance or satisfaction of any term or obligation of this Agreement, shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements of the Company in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for (A) those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time, (B) this Article VIII and (C) Section 7.3. Notwithstanding any provision of this Agreement to the contrary, in the event that the condition set forth in Section 6.2(a) is not satisfied on or prior to the Termination Date, the sole remedy available to Parent and Merger Sub shall be to terminate this Agreement pursuant to the provisions of Section 7.1.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (A) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (B) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (C) on the fifth Business Day following the date of mailing if delivered by registered or certified first-class mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent or Merger Sub, to:

Kingpin Holdings, LLC

c/o Code Hennessy & Simmons LLC

10 South Wacker Drive, Suite 3175

Chicago, IL 60606

Fax: (312) 876-3854

Attention: Thomas J. Formolo

with a copy to:

Kirkland & Ellis LLP

200 E. Randolph Drive

Chicago, IL 60601

Fax: (312) 861-2200

Attention: Kevin R. Evanich, P.C.

(b) if to the Company to:

AMF Bowling Worldwide, Inc.

8100 AMF Drive

Mechanicsville, VA 23111

Fax: (804) 559-6241

Attention: Dan McCormack, Esq.

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Fax: (212) 455-2502

Attention: Mario Ponce, Esq.

and a copy to:

McGuireWoods LLP

One James Center

901 East Cary Street

Richmond, Virgina 23219

Fax: (804) 698-2028

Attention: Joseph C. Carter, III, Esq.

8.3 Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. All references to contracts, agreements, leases or other arrangements shall refer to oral as well as written matters. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

8.5 Entire Agreement. This Agreement (including any exhibits or annexes hereto, the documents referred to herein and the Company Disclosure Schedule) constitutes the entire agreement among all the parties hereto and supersedes all prior agreements, understandings, oral and written, among all the parties with respect to the subject matter hereof.

8.6 No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and assigns, any rights, remedies or liabilities under or by reason of this Agreement, other than Section 5.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that this Agreement may be assigned at any time (i) by Parent or Merger Sub to affiliates of Code Hennessy & Simmons, LLC, or (ii) by Parent, Merger Sub or the Surviving Company, in whole or in part, for collateral security purposes to any lenders providing financing to Parent, Merger Sub or the Surviving Company.

8.8 Amendment and Modification; No Waiver. This Agreement may be amended, modified and supplemented by a written instrument authorized and executed on behalf of Parent and the Company at any time prior to the Closing Date with respect to any of the terms contained herein. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder.

8.9 Enforcement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity subject to the terms hereof. In addition, each of the parties hereto (A) consents to submit itself to the personal jurisdiction of the federal courts of the United States located in the City of New York, Borough of Manhattan, State of New York or any court of the State of New York located in such district in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (B) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (C) agrees that it will not bring any Proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts sitting in the State of New York. By the execution and delivery of this Agreement, Parent appoints Kirkland & Ellis LLP at Citigroup Center, 153 East 53 Street, New York, NY 10022-4611 (or at such other place within the State of New York as may be designated for such purpose), as its agent upon which process may be served in any such Proceeding. Service of process upon such agent, together with notice of such service given to Parent in the manner specified in Section 8.2, shall be deemed in every respect effective service of process upon Parent in any Proceeding. Nothing herein shall in any way be deemed to limit the ability of the Company to serve any writs, process or summons in any other manner permitted by applicable law or to obtain jurisdiction over Parent in such other jurisdictions and in such manner as may be permitted by applicable law.

8.10 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

8.11 Company Disclosure Schedule. Disclosures included in the Company Disclosure Schedule with respect to one Section shall be considered to be made with respect to other Sections of this Agreement where it is readily apparent that the matters so disclosed are applicable to such other Sections. Inclusion of any matter or item in any Section of the Company Disclosure Schedule does not imply that such matter or item would, under the provisions of this Agreement, have to be included in any other Section of the Company Disclosure Schedule or that such matter or term is otherwise material.

8.12 Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Delaware.

8.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (A) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (B) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.14 Mutual Drafting. The parties hereto have been represented by counsel who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

8.15 Definitions. As used in this Agreement:

(a) “Acquisition Proposal” means, other than the transactions contemplated hereby and transactions permitted under Section 4.1 hereof and any offer or proposal made by Parent or any of its Affiliates), any offer or proposal for a merger, consolidation, recapitalization, liquidation or other business combination involving the Company or the acquisition or purchase of over 25% or more of any class of equity securities of the Company, or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of any class of equity securities of the Company, or 25% or more (by value) of the consolidated assets of the Company.

(b) “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

(c) “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(d) “Bankruptcy Court” shall mean the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division.

(e) “Benefit Plans” means, with respect to the Company and its Subsidiaries, each employee benefit plan, program, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract), whether written or oral, whether or not subject to ERISA, in effect on the date of this Agreement, to which the Company or any of its Subsidiaries is a party, which is maintained or contributed to by the Company or its Subsidiaries and as to which the Company or any of its Subsidiaries has any current or future obligation with respect to any current or former employee or director of the Company or any of its Subsidiaries (the “Company Employees”), or with respect to which the Company or its Subsidiaries could incur material liability under Section 4069, 4201 or 4212(c) of ERISA.

(f) “Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

(g) “Books and Records” shall mean the collective reference to all agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium relating to the business of the Company.

(h) “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banks are authorized to close in The City of New York.

(i) “Credit Agreement” means the Senior Secured Credit Agreement, dated as of February 28, 2002, among the Company, AMF Bowling Products, Inc., AMF Bowling Centers Holdings Inc., AMF Worldwide Bowling Centers Holdings Inc., AMF Recreation

Centers, Inc., AMF Bowling Centers, Inc., AMF Bowling Holdings, Inc., the lenders listed therein, Bankers Trust Company, as Administrative Agent, Documentation Agent and Syndication Agent and Deutsche Banc Alex.Brown Inc., as Lead Arranger and Sole Book Running Manager and the related Security Agreements and Pledge Agreements.

(j) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(k) “Consent” means any consent, approval, order, permit or authorization of, or registration, declaration, notice or filing.

(l) “dollars” or “$” shall mean United States dollars.

(m) “EC Merger Regulation” shall mean Council Regulation No. 4064/89 of the European Community, as amended.

(n) “Environmental Laws” shall mean any and all laws, statutes, codes, rules, regulations, ordinances, decrees or orders of the United States, or any foreign, state, local, or municipal authority, regulating, relating to or imposing liability or standards of conduct concerning pollution or protection of surface water, groundwater, ambient air, surface or subsurface soil, wildlife habitat, or related aspects of the environment.

(o) “Intellectual Property” shall mean any and all intellectual property rights, including (i) patents, inventions, discoveries, processes, technology and know-how; (ii) copyrights and copyrightable works (including software, databases and related items); (iii) trade secrets, specifications, designs, plans, manuals and drawings, research and all other confidential or proprietary information; (iv) trademarks, service marks, trade names, domain names, logos and other source indicators; (v) rights in databases, whether registered or not; and (vi) all rights of enforcement thereto; and (vii) and all registrations and applications relating to any of the foregoing.

(p) “Knowledge of the Company” shall mean, with respect to any matter in question, the actual knowledge of those individuals listed in Section 8.15(p) of the Company Disclosure Schedule.

(q) “Knowledge of Parent” shall mean, with respect to any matter in question, the actual knowledge of those individuals listed in Section 8.15(q) of the Company Disclosure Schedule.

(r) “Leased Real Property” means all material leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary.

(s) “Leasehold Improvements” means all material buildings, structures, improvements and fixtures located on any Leased Real Property which are owned by the Company or any Subsidiary, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property.

(t) “Leases” means all material leases, subleases, licenses and other agreements (written or oral) pursuant to which the Company or any Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

(u) “Licenses and Permits” shall mean all licenses, permits, exemptions, orders, consents, franchises, certificates, approvals and other authorizations that are required by Governmental Authorities to conduct the business of the Company as it is presently conducted.

(v) “Material Adverse Effect” means, (A) when used in connection with the Company or any of its Subsidiaries, any event, change, circumstance or effect that, individually or in the aggregate, is or may reasonably be expected to be materially adverse to the business condition (financial or otherwise), or results of operations of the Company and its Subsidiaries taken as a whole, or (B) any event, circumstance or effect that is or may be reasonably expected to materially impede, interfere with, prevent or delay the transactions contemplated by this Agreement, provided that with respect to clause (A), none of the following shall be taken into account in determining whether there is a Material Adverse Effect: (i) events affecting the United States economy or capital or financial markets generally which events do not disproportionately affect the Company in any material respect, (ii) seasonal fluctuations in the business of the Company and its Subsidiaries, (iii) changes in United States GAAP, or in the authoritative interpretations thereof or in regulatory or interpretive guidance related thereto, or (iv) this Agreement, the announcement thereof, the transactions contemplated hereby and the identity or involvement by Parent, Merger Sub or their respective Affiliates.

(w) “Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, hazardous wastes, toxic substances, asbestos, pollutants, or contaminants defined as such in or regulated under any applicable Environmental Law.

(x) “Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary.

(y) “the other party” means, with respect to the Company, Parent and means, with respect to Parent, the Company.

(z) “Permitted Liens” shall mean: (i) Liens that are disclosed in the Company SEC Reports, (ii) Liens for Taxes not yet payable or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected in the Company SEC Reports, (iii) mechanics’, workmen’s, repairmen’s, warehousemen’s, landlord’s, carrier’s, materialmen’s or other like Liens, including all statutory Liens arising or incurred in the ordinary course of business consistent with past practice, (iv) any minor imperfection of title or similar Lien which does not and would not reasonably be expected to impair in any material respect the business of the Company, (v) zoning, building codes and other land use Laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the business of the Company and its Subsidiaries, (vi) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such Real Property which do not or would not materially impair the use or occupancy of such Real Property in the operation of the business conducted thereon, (vii) liens to secure capital lease obligations to the extent the incurrence of such obligations does not violate this Agreement, (viii) any Liens incurred pursuant to equipment leases in the ordinary course of business, (ix) Liens incurred pursuant to actions of Parent or its Affiliates, (x) Liens set forth in the title commitment and title policies with respect to any Owned Real Property that have been previously disclosed to the Parent, (xi) Liens pursuant to the Credit Agreement and related security documents, and (xii) Liens that, individually or in the aggregate, do not and would not reasonably be expected to have a Material Adverse Effect.

(aa) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

(bb) “Plan” means the Second Amended Second Modified Joint Plan of Reorganization of the Company under Chapter 11 of Title 11 of the United States Code dated as of January 31, 2002, as amended from time to time, which became effective on March 8, 2002.

(cc) “Proceeding” shall mean any action, suit, dispute, litigation, proceeding, hearing or claim before any Governmental Authority, at law or in equity.

(dd) “Real Property” means Leased Real Property and Owned Real Property.

(ee) “Release” shall have the same meaning as in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601.

(ff) “Series A Warrant Agreement” means the Series A Warrant Agreement, dated as of March 8, 2002, among the Company and Mellon Investor Services LLC, as Warrant Agent.

(gg) “Subsidiary” shall mean any corporation, limited liability company, partnership, joint venture, trust, association, organization or other entity in which a Person directly or indirectly owns 50% or more of the aggregate voting stock. For purposes of this definition, “voting stock” means stock or other interests that ordinarily has voting power for the election of directors or managers.

(hh) “Superior Proposal” means a bona fide written Acquisition Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the voting power of the Company Common Stock then outstanding or all or substantially all of the assets of the Company and otherwise on terms that the Board of Directors of the Company concludes in good faith, after consultation with its financial advisor, (i) would provide greater benefits to the stockholders of the Company from a financial point of view as compared to the transactions contemplated hereby (including any alternative proposal offered by Parent in response thereto), (ii) is with a Person that has the necessary funds to consummate the proposed transaction or has the necessary financing available to it with respect thereto and (iii) is reasonably capable of being completed.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first above written.

KINGPIN HOLDINGS, LLC

By:	/s/ Thomas J. Formolo
Name: Thomas J. Formolo
Title: Manager

KINGPIN MERGER SUB, INC.

By:	/s/ Thomas J. Formolo
Name: Thomas J. Formolo
Title: President

AMF BOWLING WORLDWIDE, INC.

By:	/s/ George W. Vieth, Jr.
Name: George W. Vieth, Jr.
Title: Interim President and Chief Executive Officer